99.1

NEWS         from         H. L. LANZET, INC.

12 Hull Street Oceanside, NY 11572 (212) 888-4570 • (516) 763-1668 Fax: (212) 888-4569 • (516) 763-1626

FOR IMMEDIATE RELEASE

CONTACT:	Greg Walling	Herbert /DeeDee Lanzet
	President & CEO	H.L. Lanzet, Inc.
	Cabletel Communications	(212) 888-4570
(905) 475-1030

CABLETEL ANNOUNCES RECEIPT OF FOREBEARANCE AGREEMENT
FROM SENIOR LENDER

MARKHAM, Ontario, January 26, 2004 — Cabletel Communications Corp. (AMEX: TTV; TSE: TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, announced that it has been notified by its senior secured lender, LaSalle Business Credit, a division of ABN AMRO Canada N.V., Canadian Branch, that the lender will forebear from taking any immediate action against the Company, under the rights and remedies afforded to it in the credit agreement and related documents, until February 20, 2004, subject to certain conditions which the Company currently believes it will satisfy. Cabletel has been notified that it is in default under its credit agreement with the lender. As a result, the lender has the right to demand immediate payment in full of all amounts due under the credit agreement. However, as a result of the forbearance, the lender has agreed not to take any immediate action against the Company until at least February 20, 2004.

As previously announced, Cabletel is currently facing a liquidity crisis and does not have adequate working capital to meet its current obligations. To address these issues, the Company has been in continuing discussions with its senior lender and is actively exploring various options including (i) raising additional financing through the issuance of debt or equity securities, (ii) the restructuring of existing obligations and (iii) selling the Company or certain of its assets. There can be no assurances that any of these efforts will be successful and the Company may be required to consider alternative courses of action including filing a voluntary petition seeking protection under applicable Canadian and/or U.S. restructuring laws.

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company’s engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel’s manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company’s business including its current liquidity crisis, weakness in the Company’s market, more restrictive payment terms from suppliers, requirements imposed by the Company’s creditors, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission.